Exhibit 4.1

CERTIFICATE OF DISSOLUTION

OF

CLST HOLDINGS, INC.

Pursuant to the provisions of §275 of the Delaware General Corporation Law (the “DGCL”), CLST Holdings, Inc. (the “Corporation”), organized and existing under the DGCL, adopts the following Certificate of Dissolution for the purpose of dissolving:

1)             The name of the Corporation is CLST Holdings, Inc.

2)             The dissolution of the Corporation was duly authorized by its Board of Directors and Stockholders in accordance with §§275(a) and (b) of the DGCL effective on March 28, 2007.

3)             The names and addresses of the Corporation’s directors are as follows :

Name	Address
Robert A. Kaiser	17304 Preston Road, Suite 420 Dallas, Texas 75252

Timothy S. Durham	17304 Preston Road, Suite 420 Dallas, Texas 75252

David Tornek	17304 Preston Road, Suite 420 Dallas, Texas 75252

4)             The names, titles and addresses of the Corporation’s officers are as follows:

Name	Title	Address
Robert A. Kaiser	President & Chief Executive Officer	17304 Preston Road, Suite 420 Dallas, Texas 75252

Timothy S. Durham	Secretary	17304 Preston Road, Suite 420 Dallas, Texas 75252

Jerome L. Trojan III	Chief Financial Officer	17304 Preston Road, Suite 420 Dallas, Texas 75252

5)             This Certificate of Dissolution shall become effective on June 24, 2010.

[Signature Page Follows]

DATED this 26th day of March, 2010.

CLST HOLDINGS, INC.

By:	/s/ Robert A. Kaiser
Robert A. Kaiser, President & Chief Executive Officer